[WOODBURN AND WEDGE]

[LETTERHEAD]

Gregg P. Barnard

E-MAIL: gbarnard@woodburnandwedge.com

DIRECT DIAL: (775) 688-3025

May __, 2007

Wilson Holdings, Inc.

8121 Bee Caves Road

Austin, Texas 78746

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-1 (Registration Number 333-140747) filed with the Securities and Exchange Commission (as amended the “Registration Statement”) by Wilson Holdings, Inc., a Nevada corporation (the “Company”), relating to the registration of (i) 5,000,000 shares of common stock of the Company (the “Firm Shares”), $0.001 par value per share, (the “Common Stock”); (ii) up to 750,000 shares of Common Stock which may be issued to the Underwriter, as defined below, to cover over-allotments (the “Option Shares” and together with the Firm Shares, the “Shares”); and (iii) 500,000 shares of Common Stock (the “Representative’s Warrant Shares”) for issuance in connection with the exercise of the warrant issued to the Underwriter (the “Representative’s Warrant”) pursuant to that certain Underwriting Agreement, dated April , 2007 (the “Underwriting Agreement”), by and between the Company and Capital Growth Financial, LLC, as representative of the several underwriters identified therein (the “Underwriter”). The, Shares and Representative’s Warrant Shares are collectively referred to hereinafter as the “Securities”. As special Nevada counsel for the Company, we advise you as follows.

In connection with rendering this opinion, we have examined or are familiar with the Amended and Restated Articles of Incorporation of the Company, as amended to the date hereof as filed in the office of the Nevada Secretary of State, the Amended and Restated Bylaws of the Company, as amended to the date hereof, the corporate proceedings with respect to the authorization and issuance and sale of the Securities and the Registration Statement, including the prospectus included therein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid documents, records and statements and certificates from officers of the Company, the Registration Statement and documents related to the foregoing transactions.

Wilson Holdings, Inc.
May __, 2007

Subject to the foregoing and the additional qualifications, limitations and assumptions set forth below, we are of the opinion that:

1.            The Company is a corporation duly organized and validly existing under the laws of the State of Nevada and is in good standing under said laws.

2.            The Board of Directors of the Company has duly authorized the issuance of the Securities.

3.            When issued and paid for in accordance with the terms of and as contemplated in the Registration Statement and the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

4.            When issued and paid for in accordance with the terms of and as contemplated in the Registration Statement and the Representative’s Warrant, the Representative’s Warrant Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

We hereby consent:

1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement of the Company on Form S-1;

3.	To the filing of this opinion as an exhibit to the Registration Statement; and

4.	To the reliance upon this opinion of Andrews Kurth LLP in providing its own opinion filed as Exhibit 5.1 to the Registration Statement.

Wilson Holdings, Inc.
May __, 2007

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

WOODBURN and WEDGE

By:

Gregg P. Barnard